Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL PERFORMANCE FOR

ITS 2012 SECOND FISCAL QUARTER AND SIX-MONTH

PERIOD ENDED SEPTEMBER 30, 2011

•	QUARTER AND SIX MONTH EPS OF $0.07 AND $0.65 WITH QUARTER AND SIX MONTH ADJUSTED EPS OF $0.63 AND $1.18, WHICH EXCLUDES NON-CASH ASSET IMPAIRMENT CHARGES OF $27.3 MILLION AND ASSET DISPOSITION EFFECTS

•	OPERATING CASH FLOW OF $117 MILLION FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2011, ALMOST DOUBLE THE $69 MILLION IN THE PRIOR YEAR’S PERIOD

•	COMPANY REVISES RANGE ON FULL FISCAL YEAR 2012 EPS GUIDANCE TO $3.05 - $3.30, EXCLUDING SPECIAL ITEMS AND ASSET DISPOSITION EFFECTS

•	COMPANY ANNOUNCES UP TO $100 MILLION SHARE BUYBACK PROGRAM

HOUSTON, November 7, 2011 – Bristow Group Inc. (NYSE: BRS) today reported net income for the September 2011 quarter of $2.7 million, or $0.07 per diluted share, compared to net income of $38.9 million, or $1.06 per diluted share, in the same period a year ago. Adjusted net income, excluding non-cash asset impairment charges of $27.3 million and asset disposition effects, for the September 2011 quarter was $23.3 million, or $0.63 per diluted share, compared to $37.1 million, or $1.01 per diluted share, in the September 2010 quarter.

Operating revenue for the September 2011 quarter increased 4% to $297.1 million from $286.5 million in the September 2010 quarter. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes special items and asset disposition effects, was $62.1 million for the September 2011 quarter compared to $72.7 million in the same period a year ago. Net cash provided by operating activities increased to $64.1 million in the September 2011 quarter from $43.5 million in the September 2010 quarter and to $117.0 million for the six months ended September 30, 2011 from $69.2 million in the prior fiscal year-to-date period.

The September 2011 quarter’s financial performance was negatively affected by several factors, including:

•

A $24.6 million write-down of inventory spare parts to lower of cost or market as management has made the determination to operate certain older aircraft types for a shorter period than originally anticipated,

•

An $8.8 million decrease in earnings from unconsolidated affiliates, primarily resulting from an unfavorable impact of exchange rate changes on earnings from our investment in Líder in Brazil, which is reflected in our Other International Business Unit,

•

An impairment charge of $2.7 million recorded in depreciation and amortization resulting from the abandonment of certain assets located in Creole, Louisiana and used in our North America Business Unit as we ceased operations from that location, and

•

A loss on disposal of assets of $1.6 million, primarily due to a $1.1 million loss on the disposal of a fixed wing aircraft previously operating in Nigeria that was damaged in an incident upon landing and a $0.4 million impairment charge to reduce the carrying value of three aircraft held for sale, which compares to a gain on disposal of assets of $1.9 million in the September 2010 quarter.

In addition to these items, cost increases across most of our business units have outpaced revenue growth when compared to the prior year quarter. We continue to see significant growth opportunities across most of our major markets as tender activity is robust and as new work starts in the second half of fiscal year 2012 and in fiscal year 2013. However, costs we incurred in advance of this activity (either to start up new operations or to maintain resources that will be needed in future periods), have resulted in increased operating expense in excess of revenue growth in the September 2011 quarter.

Our management reviews our operating results when adjusted for certain items not considered to be part of our normal and recurring operations, which includes gains or losses on asset dispositions and any special items during the reporting period. During the September 2011 quarter, the write-down of inventory spare parts, and the impairment charge on the abandonment of assets at the Creole, Louisiana location have been identified as special items. After adjusting for these items and for losses on asset dispositions, our adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per share were $38.5 million, $62.1 million, $23.3 million and $0.63, respectively, which all decreased from the prior year quarter as a result of reduced earnings from Líder and the cost increases noted above. No special items were identified for the September 2010 quarter.

“Growth across all of our regions is accelerating with new aircraft adding value for our clients in the latter half of this fiscal year and in fiscal year 2013,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “However, we are dissatisfied with the quarter’s results which were impacted by the need to incur additional costs ahead of this activity. This has resulted in increased operating expense in excess of revenue growth in the current quarter and deterioration in operating margin today to support future growth.”

Mr. Chiles reiterated, “Going forward, we are expecting stronger levels of activity in our Europe, Australia and Other International Business Units; but the higher costs for future growth during the first half of this fiscal year have led to a revision of our earnings per share guidance range for the current fiscal year. Despite these costs, we continued to generate record operating cash flows during fiscal year 2012 which were considerably stronger than fiscal year 2011. We also expect sequential improvement in our financial results and continue to anticipate a stronger second half compared to the first half of fiscal year 2012, particularly in the fourth quarter.”

SECOND QUARTER FY2012 RESULTS

•	Operating revenue increased 4% to $297.1 million compared to $286.5 million in the same period a year ago.

•

Operating income decreased $44.0 million to $9.6 million in the September 2011 quarter compared to $53.6 million in the September 2010 quarter. Adjusted operating income decreased 25.5% to $38.5 million compared to $51.7 million in the September 2010 quarter.

•

Net income decreased by $36.2 million to $2.7 million, or $0.07 per share, compared to $38.9 million, or $1.06 per diluted share, in the September 2010 quarter. Adjusted net income decreased 37.3% to $23.3 million, or $0.63 per diluted share, compared to $37.1 million, or $1.01 per diluted share, in the September 2010 quarter.

•	Adjusted EBITDA was $62.1 million for the September 2011 quarter compared to $72.7 million in the same period a year ago.

Our Europe Business Unit saw an increase in flying activity over the prior year quarter as a result of new contracts with existing clients, which resulted in increased operating income. However, operating margin decreased slightly despite the increase in operating revenue and operating income as a result of increased salaries and benefits, maintenance, insurance and fuel costs.

Our West Africa Business Unit saw increased flying activity over the prior year quarter as activity associated with three new contracts and activity under existing contracts offset the impact of the non-renewal of a major contract in the prior fiscal year. Despite the increase in operating revenue, operating income and margin for West Africa decreased in the September 2011 quarter primarily as a result of an increase in operating expense and the non-renewal of the major contract in the prior fiscal year.

Our North America Business Unit saw some benefit in the current quarter from an increase in activity as drilling and completion permits are being issued at an increasing pace. We are also seeing the benefit from a reduction in cost structure. Operating revenue, operating income and operating margin improved sequentially over the June 2011 quarter. When excluding the impact of the impairment of the Creole, Louisiana assets, operating margin improved from 3.6% in the June 2011 quarter to 11.0% in the September 2011 quarter. Based on current discussions with our major clients, especially concerning activity for large aircraft, we anticipate the level of activity in the Gulf to continue to improve during the second half of fiscal year 2012.

Our Australia Business Unit saw a decrease in revenue over the prior year quarter resulting from the loss of a major contract in May 2011, which has not been offset by new work. We are expecting a turnaround in this market over the second half of fiscal year 2012, especially in the fourth quarter, as new work begins. This new work is expected to replace the work from the contract loss in May 2011. The level of fixed cost we are carrying in anticipation of the increased activity, coupled with the decrease in revenue, has resulted in a substantial decrease in operating income and operating margin compared with the prior year period. We expect to see considerable improvement in operating income and operating margin in the second half of fiscal year 2012.

We continue to see substantial growth opportunity in our Other International Business Unit. However, in the current quarter we realized a loss from Líder due to foreign currency exchange rate changes. Additionally, our results were impacted by cessation of operations in Libya. We are also incurring start up costs in new markets for operations that will begin later in fiscal year 2012. Depending on exchange rate movements in Brazil and the timing of the start ups, we expect to recover much of the lost income and margin over the second half of the fiscal year.

YEAR-TO-DATE FY2012 RESULTS

•	Operating revenue increased 4.5% to $583.8 million compared to $558.5 million in the same period a year ago.

•

Operating income decreased 50.7% to $46.0 million compared to $93.2 million in the fiscal year 2011 period. Adjusted operating income decreased 18% to $73.5 million compared to $89.6 million in the fiscal year 2011 period.

•

Net income decreased 60.2% to $23.8 million, or $0.65 per diluted share, compared to $59.7 million, or $1.63 per diluted share, for the six months ended September 30, 2010. Adjusted net income decreased 23.8% to $43.2 million, or $1.18 per diluted share, compared to $56.7 million, or $1.55 per diluted share, for the six months ended September 30, 2010.

•	Adjusted EBITDA was $120.2 million for the six months ended September 30, 2011 compared to $130.8 million in the same period a year ago.

SHARE BUY-BACK

In November 2011, our board of directors authorized us to spend up to $100 million to repurchase shares of our common stock. The timing and method of any repurchases will depend on a variety of factors, including market conditions, is subject to our results of operations, financial condition, cash requirements and other factors, and may be suspended or discontinued at any time.

GUIDANCE

Bristow is revising the diluted earnings per share guidance provided in May 2011 for the full fiscal year 2012 of $3.55 to $3.90 to a range of $3.05 to $3.30.

As a reminder, our GAAP earnings per share guidance does not include gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, the Company has not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Changes in events or other circumstances that the Company does not currently anticipate or predict could result in earnings per share for fiscal year 2012 that are significantly above or below this guidance. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

“Despite the impact of higher than anticipated cost levels in the current quarter to advance revenue growth expected from several large awards, we continue to see success in implementing Bristow Value Added (BVA), with an almost doubling of operating cash flow in the first half of fiscal year 2012 from the prior year period,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “We expect to continue generating significant cash flow while maintaining prudent balance sheet management and financial strength which provides the underpinnings for the stock buyback authorization and a balanced return for our shareholders.”

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, November 8, to review financial results for the fiscal year 2012 second quarter ended September 30, 2011. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2012 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-8609

•	Replay: A telephone replay will be available through November 22, 2011 and may be accessed by calling toll free 1-800-406-7325, passcode: 4476349#

Via Telephone outside the U.S.:

•	Live: Dial 480-629-9818

•	Replay: A telephone replay will be available through November 22, 2011 and may be accessed by calling 303-590-3030, passcode: 4476349#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, capital allocation strategy, the impact of activity levels, business performance, and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011 and the annual report on Form 10-K for the fiscal year ended March 31, 2011. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Gross revenue:
Operating revenue from non-affiliates	$288,780	$270,053	$565,809	$524,647
Operating revenue from affiliates	8,276	16,484	18,008	33,899
Reimbursable revenue from non-affiliates	33,673	25,933	67,974	45,996
Reimbursable revenue from affiliates	263	89	306	255

	330,992	312,559	652,097	604,797

Operating expense:
Direct cost	203,635	189,110	400,257	372,274
Reimbursable expense	32,770	25,020	65,904	45,198
Impairment of inventories	24,610	—	24,610	—
Depreciation and amortization	25,431	20,968	48,139	40,299
General and administrative	29,303	30,515	68,948	61,417

	315,749	265,613	607,858	519,188

Gain (loss) on disposal of assets	(1,611)	1,897	(195)	3,615
Earnings from unconsolidated affiliates, net of losses	(4,037)	4,716	1,956	4,014

Operating income	9,595	53,559	46,000	93,238

Interest income	153	168	324	460
Interest expense	(9,459)	(11,452)	(18,414)	(22,490)
Other income (expense), net	727	(111)	931	404

Income before benefit (provision) for income taxes	1,016	42,164	28,841	71,612
Benefit (provision) for income taxes	1,945	(3,316)	(4,661)	(11,856)

Net income	2,961	38,848	24,180	59,756
Net income attributable to noncontrolling interests	(250)	32	(424)	(68)

Net income attributable to Bristow Group	$2,711	$38,880	$23,756	$59,688

Earnings per common share:
Basic	$0.07	$1.07	$0.66	$1.66

Diluted	$0.07	$1.06	$0.65	$1.63

Adjusted EBITDA	$62,127	$72,687	$120,199	$130,786
Adjusted operating income	$38,493	$51,662	$73,482	$89,623
Adjusted net income	$23,287	$37,132	$43,227	$56,720
Adjusted earnings per share	$0.63	$1.01	$1.18	$1.55

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	March 31, 2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$140,279	$116,361
Accounts receivable from non-affiliates	259,204	247,135
Accounts receivable from affiliates	8,400	15,384
Inventories	157,266	196,207
Assets held for sale	31,642	31,556
Prepaid expenses and other current assets	14,431	22,118

Total current assets	611,222	628,761
Investment in unconsolidated affiliates	202,437	208,634
Property and equipment – at cost:
Land and buildings	77,701	98,054
Aircraft and equipment	2,210,853	2,116,259

	2,288,554	2,214,313
Less – Accumulated depreciation and amortization	(465,235)	(446,431)

	1,823,319	1,767,882
Goodwill	29,247	32,047
Other assets	34,193	38,030

Total assets	$2,700,418	$2,675,354

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current liabilities:
Accounts payable	$47,008	$56,972
Accrued wages, benefits and related taxes	34,831	34,538
Income taxes payable	14,356	15,557
Other accrued taxes	5,276	4,048
Deferred revenues	11,560	9,613
Accrued maintenance and repairs	13,942	16,269
Accrued interest	2,268	2,279
Other accrued liabilities	19,689	19,613
Deferred taxes	7,020	12,176
Short-term borrowings and current maturities of long-term debt	13,273	8,979

Total current liabilities	169,223	180,044
Long-term debt, less current maturities	751,087	698,482
Accrued pension liabilities	97,237	99,645
Other liabilities and deferred credits	13,398	30,109
Deferred taxes	144,621	148,299

Stockholders’ investment:
Common stock	362	363
Additional paid-in capital	696,268	689,795
Retained earnings	964,444	951,660
Accumulated other comprehensive loss	(143,627)	(130,117)

Total Bristow Group Inc. stockholders’ investment	1,517,447	1,511,701
Noncontrolling interests	7,405	7,074

Total stockholders’ investment	1,524,852	1,518,775

Total liabilities and stockholders’ investment	$2,700,418	$2,675,354

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended September 30,
	2011	2010

Cash flows from operating activities:
Net income	$24,180	$59,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,139	40,299
Deferred income taxes	(10,237)	4,385
Discount amortization on long-term debt	1,666	1,565
Gain (loss) on disposal of assets	195	(3,615)
Impairment of inventories	24,610	—
Gain on sale of joint ventures	—	(572)
Stock-based compensation	7,480	8,019
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	5,285	(890)
Tax benefit related to stock-based compensation	(109)	(179)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(6,352)	(24,940)
Inventories	7,916	(3,000)
Prepaid expenses and other assets	3,297	(14,363)
Accounts payable	5,382	9,774
Accrued liabilities	4,863	(2,917)
Other liabilities and deferred credits	678	(4,138)

Net cash provided by operating activities	116,993	69,184

Cash flows from investing activities:
Capital expenditures	(149,262)	(63,943)
Deposits on assets held for sale	—	1,000
Proceeds from sale of joint ventures	—	1,291
Proceeds from asset dispositions	12,040	17,178

Net cash used in investing activities	(137,222)	(44,474)

Cash flows from financing activities:
Proceeds from borrowings	88,493	10,012
Repayment of debt and debt redemption premiums	(32,518)	(7,630)
Distributions to noncontrolling interest owners	—	(637)
Partial prepayment of put/call obligation	(31)	(28)
Acquisition of noncontrolling interest	(262)	(800)
Common stock dividends paid	(10,833)	—
Issuance of common stock	1,629	111
Tax benefit related to stock-based compensation	109	179

Net cash provided by financing activities	46,587	1,207
Effect of exchange rate changes on cash and cash equivalents	(2,440)	4,791

Net increase in cash and cash equivalents	23,918	30,708
Cash and cash equivalents at beginning of period	116,361	77,793

Cash and cash equivalents at end of period	$140,279	$108,501

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Flight hours (excludes Bristow Academy and unconsolidated affiliates) :
Europe	15,341	14,432	29,523	27,399
West Africa	10,620	9,572	20,249	19,332
North America	20,858	23,279	41,292	44,683
Australia	2,379	3,318	5,761	6,558
Other International	6,807	12,577	13,236	24,055

	56,005	63,178	110,061	122,027

Operating revenue:
Europe	$113,702	$97,967	$221,990	$183,597
West Africa	61,076	56,225	113,327	113,875
North America	47,860	54,292	91,773	106,374
Australia	30,469	34,238	71,389	67,993
Other International	35,191	35,960	69,740	68,582
Corporate and other	9,435	8,362	16,282	18,944
Intrasegment eliminations	(677)	(507)	(684)	(819)

Consolidated total	$297,056	$286,537	$583,817	$558,546

Operating income (loss):
Europe	$23,586	$21,612	$46,835	$39,911
West Africa	16,120	17,158	27,351	32,794
North America	2,571	8,904	4,155	14,212
Australia	576	6,094	5,100	14,046
Other International	2,089	11,102	13,999	13,367
Corporate and other	(33,736)	(13,208)	(51,245)	(24,707)
Gain (loss) on disposal of other assets	(1,611)	1,897	(195)	3,615

Consolidated total	$9,595	$53,559	$46,000	$93,238

Operating margin:
Europe	20.7%	22.1%	21.1%	21.7%
West Africa	26.4%	30.5%	24.1%	28.8%
North America	5.4%	16.4%	4.5%	13.4%
Australia	1.9%	17.8%	7.1%	20.7%
Other International	5.9%	30.9%	20.1%	19.5%
Consolidated total	3.2%	18.7%	7.9%	16.7%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

As of September 30, 2011

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2)	Total
Europe	—	17	41	—	—	58	64	122
West Africa	12	26	7	—	3	48	—	48
North America	68	26	—	—	—	94	—	94
Australia	2	14	17	—	—	33	—	33
Other International	5	41	17	—	—	63	122	185
Corporate and other	—	—	—	70	—	70	—	70

Total	87	124	82	70	3	366	186	552

Aircraft not currently in fleet: (3)(4)
On order	—	—	10	—	—	10
Under option	—	12	25	—	—	37

(1)	Includes 19 aircraft held for sale.
(2)	The 186 aircraft operated or managed by our unconsolidated affiliates are in addition to those aircraft leased from us.
(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.
(4)	Subsequent to September 30, 2011, we entered into agreements to purchase or lease 8 new technology large aircraft for approximately $144 million that are not reflected in the table above.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDA is calculated by taking our net income and adjusting for interest expense, depreciation and amortization, benefit (provision) for income taxes, gain (loss) on disposal of assets and special items, if any. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are each adjusted for gain (loss) on disposal of assets and special items, if any, during the reported periods. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our results because they exclude amounts that management does not consider part of our normal and recurring operations when assessing and measuring the operational and financial performance of the organization. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Adjusted EBITDA	$62,127	$72,687	$120,199	$130,786
Gain (loss) on disposal of assets	(1,611)	1,897	(195)	3,615
Special items	(24,610)	—	(24,610)	—
Interest expense	(9,459)	(11,452)	(18,414)	(22,490)
Depreciation and amortization	(25,431)	(20,968)	(48,139)	(40,299)
Benefit (provision) for income taxes	1,945	(3,316)	(4,661)	(11,856)

Net income	$2,961	$38,848	$24,180	$59,756

Adjusted operating income	$38,493	$51,662	$73,482	$89,623
Gain (loss) on disposal of assets	(1,611)	1,897	(195)	3,615
Special items	(27,287)	—	(27,287)	—

Operating income	$9,595	$53,559	$46,000	$93,238

Adjusted net income	$23,287	$37,132	$43,227	$56,720
Gain (loss) on disposal of assets	(1,257)	1,748	(152)	2,968
Special items	(19,319)	—	(19,319)	—

Net income attributable to Bristow Group	$2,711	$38,880	$23,756	$59,688

Adjusted earnings per share	$0.63	$1.01	$1.18	$1.55
Gain (loss) on disposal of assets	(0.03)	0.05	—	0.08
Special items	(0.53)	—	(0.53)	—
Earnings per share	0.07	1.06	0.65	1.63

	Three and Six Months Ended September 30, 2011
	Adjusted Operating Income	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Impairment of inventories	$24,610	$24,610	$17,579	$0.48
Impairment of assets in Creole, Louisiana	2,677	—	1,740	0.05

Total special items	$27,287	$24,610	$19,319	0.53

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